Exhibit 21

Video Display Corporation
Subsidiary Companies

Lexel Imaging Systems, Inc. 1501 Newtown Pike Lexington, Kentucky	Aydin Displays, Inc. 1 Riga Lane Birdsboro, Pennsylvania
Fox International Ltd., Inc. 23600 Aurora Road Bedford Heights, Ohio	Mengel Industries, Inc. 3110 West Ridge Pike Sanatoga, Pennsylvania
Southwest Vacuum Devices, Inc 1868 Tucker Industrial Drive Tucker, Georgia	XKD Corporation 18450 Technology Drive Morgan Hill, California
Video Display (Europe), Ltd. Unit 5 Old Forge Trading Estate Dudley Road, Stourbridge West Midlands DY9 8EL England
Z-Axis, Inc. 15 Eagle Street Phelps, New York
Teltron Technologies, Inc. 2 Riga Lane Birdsboro, PA